Exhibit 99.2

Frequently Asked Questions (FAQs)

1.              Where is Hengyang, China?

Hengyang is the second-largest city in the province of Hunan, which is located in south central China. It is the leading transportation center of Hunan, linking water, rail, and highway routes, and a rapidly growing industrial hub. In addition to steel, other locally manufactured products include chemicals, agricultural and mining equipment, textiles, paper, and processed foods. Lead, zinc, coal, and tin mines are located nearby.

2.              Is this the right time to be investing in China?

Lone Star Technologies, Inc. (“Lone Star”) believes this is an opportune time to invest in China. China  is the world’s largest producer and consumer of steel products and demand there is expected to continue to grow strongly. China recorded a CAGR of slightly over 20% in the growth of steel production between 2000 and 2005 and has become an efficient producer of steel products, especially tubular goods.

With a combined estimated annual production capacity of one million seamless pipe tons, the facilities will give Lone Star – and its shareholders – the ability to participate in the growth of this market and other attractive global markets. Lone Star is confident that its customers in the United States and around the world will need these products to support their future exploration and production activities.

3.              Why is Lone Star entering into this Joint Venture?

Lone Star expects to achieve a number of important strategic, operational and financial benefits from this transaction including:

•                  An expanded product offering that will encompass a full range of seamless and welded oilfield tubular products, significantly enhancing Lone Star’s ability to provide oilfield products and services solutions to its customers worldwide;

•                  Access through the joint venture to a stable supply of high-quality, globally competitive seamless tubular products and services;

•                  A substantial equity stake in seamless pipe mills (supported by melt shops and product finishing), including a newly-built, state-of-the-art seamless pipe manufacturing and OCTG finishing plant, with a combined annual production capacity of approximately one million seamless pipe tons;

•                  Participation in the Chinese oilfield tubular markets;

•                  Opportunities for growth in the specialty tubing (mechanical) sector; and

•                  Enhanced, sustainable long-term revenue generation and value creation potential, including expected EPS accretion in 2007.

4.              What is Valin Tube and Wire?

Hunan Valin Steel Tube & Wire Co., Ltd., (“Valin Tube and Wire”) is one of China’s largest steelmakers.  Valin Tube and Wire is headquartered in Hunan Province and has an annual steel production capacity of approximately 8.5 million tons.  It manufactures, processes and sells semi-finished and finished steel products, ferrous metals, non-ferrous metals and related products. Its primary market is southern China, but it also has exports to the U.S. as well as South Korea and other Asian countries. For the year ended December 31, 2005, Valin Tube and Wire manufactured approximately 8.5 million tons of steel and approximately 7.8 million tons of steel products. In 2005, the company reported net sales of RMB 28,501 million (US$ 3.5 billion). Valin Tube and Wire has approximately 32,000 employees.

5.              What is the ownership structure of Valin Tube and Wire?

Currently, approximately 40% of Valin Tube and Wire’s shares are held by public stockholders and traded on the Shenzhen stock exchange. Hunan Valin Iron & Steel Group Co., Ltd., a Chinese state-owned enterprise, holds an ownership stake of approximately 30.29% in Valin Tube and Wire and Mittal Steel, the world’s largest steel company, holds an ownership stake of approximately 29.49%.

6.              How is the Joint Venture being formed?

Pursuant to the terms and subject to the conditions of the Joint Venture Contract (including approvals from the Approval Authorities, as discussed in FAQ #10 below), the Capital Increase Agreement and other related agreements (the “Joint Venture Documents”), Lone Star would acquire a 40% stake in one of Valin Tube and Wire’s subsidiaries, Hengyang Valin MPM Steel Tube Co. Ltd. (“MPM”), for a consideration of $132 million (approximately RMB1,059 million) in cash.  Lone Star will also provide significant technical and related operational support for the Joint Venture.  Lone Star contemplates a series of future transactions related to the steel tube assets of Valin Tube and Wire in Hengyang, Hunan Province with the expectation that Lone Star would eventually contribute up to an aggregate of $238 million (approximately RMB1,909 million) for 47% of the Joint Venture.

The transactions are subject to multiple regulatory approvals and consents.   Under the terms of the Joint Venture agreement, currency fluctuations of less than 10% that occur between the date of signing and the closing will be borne equally by both Valin Tube and Wire and Lone Star. Should a fluctuation of greater than 10% occur, both parties have the option to terminate or renegotiate the agreement as appropriate.

Upon injection of the $132 million into the Joint Venture, Lone Star and Valin Tube and Wire will also jointly establish a sales company (“Sales Company”) with an initial equity investment of $15 million each to manage the North American sales and marketing of tubular products produced by the Joint Venture.  Lone Star will have exclusive marketing and sales rights in North America to a minimum of 200,000 tons annually of oilfield tubular products produced by the Joint Venture.

7.              How does this transaction fit in with Lone Star’s key strategic and operating objectives?

The establishment of a manufacturing base and long-term strategic supply source in China represents a major milestone for Lone Star. Lone Star believes that this transaction, together with its well-established network of worldwide alliance partners, will enable it to make substantial progress toward its goal of becoming a leading global manufacturer and marketer of oilfield tubular goods while enhancing capital returns.

Lone Star’s investment in the Joint Venture supports Lone Star’s vision of offering its customers value-added commercial solutions – including access to a comprehensive array of high-quality products and services – that are produced using efficient and quality manufacturing practices and state-of-the-art supply chain management.

8.              What will this transaction mean for Lone Star’s customers?

Lone Star is committed to providing its customers with the products they need – when and where they need them. Lone Star’s ownership stake in the Joint Venture will give Lone Star access to a consistent supply of high-quality, globally competitive seamless tubular products that will complement its extensive line of premium welded OCTG offerings. Through the Sales Company, Lone Star will have exclusive marketing and sales rights in North America to a minimum of 200,000 tons annually of oilfield tubular products produced by the Joint Venture. As a result, Lone Star’s distributors and customers can look forward to having access to an even broader array of products and services from a single source, whenever and wherever they need them.

9.              How will Lone Star earn a return on its investment?

Profits of the Joint Venture will be shared based upon the joint venture partners’ ownership stakes.  Lone Star and Valin Tube and Wire will share the profits generated by the Sales Company from the sale of tubular products based upon a predetermined schedule that provides Lone Star with a preferential return until the earlier date of: (i) the recovery of the full value of its investment in the Joint Venture and Sales Company; or (ii) 10 years after the Sales Company is established, after which time the profits will be shared equally between the two parties.

10.       What approvals are necessary to complete the transaction?  When is the transaction expected to close?

In addition to the satisfaction of customary conditions, the transaction is subject to the approval of the relevant regulatory authorities in the Peoples Republic of China, including the State-owned Assets Supervision and Administration Commission in Hunan, the National Development and Reform Commission, and the Ministry of Commerce (the “Approval Authorities”).

The Approval Authorities may take up to six months to arrive at a decision; however, Lone Star cannot predict precisely how long the actual approval process will take with respect to this transaction. Under Chinese law, the Approval Authorities have the authority to request that the parties involved modify the terms of the Joint Venture Documents.  Should the Approval Authorities require modifications to these documents that Lone Star or Valin Tube and Wire deem unacceptable, either party may terminate the Joint Venture Documents and cancel the formation of the Joint Venture and the Sales Company.

The transaction is expected to close by early 2007.

11.       What are the operational capabilities of the facilities?

The facilities, which are located in Hengyang, Hunan Province, have a combined estimated annual manufacturing capacity of approximately one million pipe tons. The Joint Venture will also have small- and large-diameter billet casting capabilities, including two electric arc furnace melt shops, and oilfield tubular finishing capabilities. The new pipe mill and related melt shop became fully operational early this year. (See FAQs #12 and #13 below for a more detailed description of the Joint Venture’s assets).

12.       Can you provide some more details about the manufacturing facilities involved in this transaction?

The pipe and tube facilities include:

•                  Seamless pipe mills including a newly built state-of-art seamless pipe mill, with a combined range of tubular products from 1” to 13.375” in outside diameter;

•                  A new thermal treating and finishing facility, currently under construction, which will be capable of finishing carbon and alloy grades of OCTG and line pipe up to 13.75”in diameter;

•                  One heat treat line that can process all ranges of products from 1” to 5” in diameter;

•                  One upset line that can process pipe from 2.375” to 5” in diameter; and

•                  Two cold draw pipe processing facilities;

•                  A spacious sorting and packaging area.

13.       Will the Joint Venture have its own steel manufacturing capability?

Yes. In addition to the processing facilities described above, the Joint Venture has two electric furnace melt shops and billet casters. The original melt shop has two 40-ton electric arc furnaces, two ladle furnaces, a combination ladle furnace / vacuum tank degasser and three two-strand horizontal round billet casters with a capacity of approximately 400,000 tons of billets.

A newly constructed melt shop has a 100-ton AC electric arc furnace, a single ladle furnace with two ladle cars, two tank single-lid vacuum tank degassers and a large diameter, four-strand round caster, with a capacity of approximately 600,000 tons of cast round blooms.

14.       What is the corporate governance structure of the Joint Venture and the Sales Company?

Ultimate decision-making authority of the Joint Venture rests with the Board of Directors, which is composed of 10 directors:  four designated by Lone Star and six designated by Valin Tube and Wire and affiliates.  The Chairman of the Board of Directors is appointed by Valin Tube and Wire.  An extensive number of matters require the affirmative vote of not less than 2/3 of the members of the Board of Directors, of which at least two votes must be cast by directors designated by Lone Star.  These matters were included in the Joint Venture Documents to protect Lone Star as a minority investor in the Joint Venture Company and are intended to include all of the important decisions that would come before the Board of Directors.

Management of the Joint Venture will be headed by a General Manager who will be nominated by Valin Tube and Wire.  Lone Star will nominate the Chief Financial Officer, Chief Operating Officer, Director of Quality Assurance and Director of International Marketing.

The Sales Company will be overseen by its Board of Directors, which is composed of six directors: three designated by Lone Star and three designated by Valin Tube and Wire.  The Chairman of the Sales Company’s Board of Directors is appointed by Lone Star.

15.       How will the Joint Venture report its results?

The Joint Venture will assist its external auditor, which will be one of the Big Four accounting firms, in its preparation of annual financial statements reconciled to U.S. GAAP, the standard required for U.S. public companies.  The Joint Venture will also provide financial reports based on PRC GAAP on a monthly and quarterly basis.

16.       What about foreign exchange fluctuations? How will Lone Star Technologies’ investment in the Joint Venture be affected by changes in the relative value of the U.S. dollar and the Chinese renminbi?

During the previous decade, China’s currency was pegged to the U.S. dollar at 8.28 renminbi (RMB).  Following partial removal of the peg to the U.S. Dollar in July 2005, the RMB was revalued at 8.11 per U.S. dollar.  The RMB appreciated approximately 1.4% versus the U.S. dollar over the last 12 months and is widely expected to continue appreciating.  Any further RMB appreciation would increase the value of the Joint Venture Company distributions when converted into U.S. Dollars but would decrease the margin earned by the Sales Company due to higher U.S. dollar-based transfer costs. As the Joint Venture grows, and depending on market conditions, hedging techniques may be employed to minimize the impact of currency fluctuations on earnings.

With respect to the transaction, under the terms of the Joint Venture agreement, currency fluctuations of less than 10% that occur between the date of signing and the closing will be borne equally by both Valin Tube and Wire and Lone Star. Should a fluctuation of greater than 10% occur, both parties have the option to terminate or renegotiate the agreement as appropriate.

17.       How will Lone Star Technologies fund its investment in the Joint Venture?

Lone Star currently anticipates that it will fund its investments in both the Joint Venture and the Sales Company from its general corporate resources which, at the end of the second quarter of 2006, included $236.8 million in cash and short-term investments and an available $125 million revolving credit facility.

18.       When will this transaction begin to have an impact on Lone Star’s financial results?  How will this transaction improve Lone Star’s return on invested capital?

Lone Star currently expects the transaction to close in early 2007 (see FAQ #10 for description of approval process).  Lone Star anticipates that the transaction will be accretive to Lone Star’s EPS in 2007.